Exhibit 99.1

NEWS BULLETIN		DDi Corp.
1220 Simon Circle
Anaheim, CA 92806
NASDAQ: DDIC
For Further Information:

Mikel Williams	or	Sally Edwards
Chief Executive Officer		Chief Financial Officer
(714) 688-7200		(714) 688-7200

DDi Corp. Announces Preliminary Third Quarter 2008 Results;

Full Financial Results to be Announced on October 22, 2008

ANAHEIM, California, October 8, 2008 - DDi Corp. (NASDAQ: DDIC), a leading provider of technologically-advanced printed circuit board (“PCB”) engineering and manufacturing services, today announced preliminary financial results for its third quarter ended September 30, 2008. Third quarter preliminary net revenue is approximately $49.3 million, an increase of 14 percent over the prior year’s third quarter, but down 4 percent on a sequential basis consistent with the typically slower summer months. In addition, third quarter 2008 booked orders were $51.1 million, the best quarterly PCB bookings performance since the 2003 restructuring. Gross margin for the third quarter is estimated to be in the range of 20.5 percent to 21.0 percent, an improvement over 17.9 percent for the third quarter of last year and 20.3 percent for the second quarter of 2008. Net income is estimated to be in the range of $1.2 million to $1.8 million, as compared to breakeven in the third quarter of 2007 and $1.5 million in the second quarter of 2008.

Mikel Williams, Chief Executive Officer of DDi Corp., stated, “We are pleased with the results of the quarter, and believe it reflects solid execution on our operating plan and a sound business strategy. While we are cautious due to the current uncertainties in the broader economy, we remain focused on executing our strategy of addressing the commercial market’s demand for high-mix, low volume and high-technology, coupled with increased efforts on the military and aerospace markets.”

The Company repurchased 1.6 million shares during the third quarter of 2008, bringing the total shares repurchased to 2.9 million since the inception of the share repurchase program in August 2007. There were approximately 19.8 million shares outstanding as of the end of the third quarter 2008.

The Company will issue its third quarter 2008 financial results press release on Wednesday, October 22, 2008, after the market closes. A conference call with simultaneous webcast to discuss the financial results will be held that afternoon at 5:00 p.m. Eastern/2:00 p.m. Pacific Time.

About DDi

DDi is a leading provider of time-critical, technologically-advanced electronics manufacturing services. Headquartered in Anaheim, California, DDi and its subsidiaries offer PCB engineering, fabrication and manufacturing services to leading electronics OEMs and contract manufacturers worldwide from its facilities across North America and with manufacturing partners in Asia.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995

Except for historical information contained in this release, statements in this release may constitute forward-looking statements regarding the Company’s assumptions, projections, expectations, targets, intentions or beliefs about future events. Words or phrases such as “anticipates,” “believes,” “estimates,” “expects,” “intends,” “plans,” “predicts,” “projects,” “targets,” “will likely result,” “will continue,” “may,” “could” or similar expressions identify forward-looking statements. Forward-looking statements involve risks and uncertainties, which could cause actual results or outcomes to differ materially from those expressed. The Company cautions that while it makes such statements in good faith and it believes such statements are based on reasonable assumptions, including without limitation, management’s examination of historical operating trends, data contained in records, and other data available from third parties, it cannot assure you that the Company’s projections will be achieved. In addition to other factors and matters discussed from time to time in the Company’s filings with the U.S. Securities and Exchange Commission, or the SEC, some important factors that could cause actual results or outcomes for DDi or its subsidiaries to differ materially from those discussed in forward-looking statements include changes in general economic conditions in the markets in which it may compete and fluctuations in demand in the electronics industry; the Company’s ability to sustain historical margins; increased competition; increased costs; loss or retirement of key members of management; increases in the Company’s cost of borrowings or unavailability of additional debt or equity capital on terms considered reasonable by management; and adverse state, federal or foreign legislation or regulation or adverse determinations by regulators. Any forward-looking statement speaks only as of the date on which such statement is made, and, except as required by law, the Company undertakes no obligation to update any forward-looking statement to reflect events or circumstances after the date on which such statement is made or to reflect the occurrence of unanticipated events. New factors emerge from time to time, and it is not possible for management to predict all such factors.

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